June 5, 2018

TO:	All Stockholders (Addressed Individually)
SUBJECT:	Report from the President

At the Bank

A Strong Cooperative

On May 4, the credit rating agency Moody’s Investors Services issued its semiannual update on both the Federal Home Loan Bank of New York and the Federal Home Loan Bank System. The two reports reflect the significant health and strength of both our cooperative and our System as a whole.

Moody’s reaffirmed ours and the System’s rating of Aaa, and assigned our Bank a Baseline Credit Assessment (“BCA”) rating of aa3 – once again rating us highest among the Federal Home Loan Banks. Moody’s stated that its rationale for our rating was “due to the excellent asset quality of [the FHLBNY’s] advance portfolio, investment portfolio, and mortgage portfolio, along with its consistent earnings generation and its role as a central liquidity provider for US banks.”

This rationale accurately captures our focus on consistency and reliability, which positions us as a stable and dependable partner for our members. And this partnership is a source of strength for our cooperative: Moody’s notes in its opinion that our franchise “benefits from its very strong advance business...”. We are an advances Bank, and your advances borrowings drive our performance and position us as a leader in the Federal Home Loan Bank System.

FHLBNY Announces First Quarter 2018 Dividend

Advances are the main method through which we provide member value, but they are not the only means of providing such value. The value and reliability of our partnership is also reflected in our quarterly dividend. On May 24, we announced a 6.50 percent (annualized) dividend for the first quarter of 2018, with an approximate dollar value of $105.3 million distributed the following day. We believe that a consistent and reasonable return on our members’ investment in our cooperative is another way in which we can enhance member value.

Affordable Housing Program Application Review Underway

Our daily advances and quarterly dividend are key tools with which we distribute value to our members. But members further gain value from the cooperative through our various housing and community programs, most notably our Affordable Housing Program (“AHP”). At the same meeting at which the quarterly dividend was approved, our Board also received a detailed presentation on the AHP, including an update on the significant outreach efforts our Community Investment team made in 2017 – efforts that are continuing this year. This outreach not only assists members and nonprofits with the application process, but it also allows us to develop a better understanding of our District’s housing needs and position ourselves and our housing programs to better serve our communities.

Our outreach is working. In 2017, less than five percent of the AHP applications we received were eliminated due to application errors. This compares to 10 percent in 2016 and nearly 30 percent in 2015, meaning that our members and their community partners have a better understanding of the AHP process, and more projects are eligible to receive funds. On May 25, we closed the application period for the 2018 AHP Round. Following our extensive review of each of the 140 applications, we expect to announce approximately $45 million in housing grants later this year. And now aided by an even better understanding of the needs of our District, we look forward to seeing the immediate and lasting impact these grants will have in the communities we serve.

Economic Perspectives

We also provide member value by sharing our expertise.  In addition to the variety of member engagement events and educational outreach we frequently conduct, last month, we issued the first edition of Economic Perspectives, a District-wide economic report authored by Brian Jones, our Financial Economist.  Since joining the Bank last year, Mr. Jones has presented to the boards and management teams of a number of our members, and we created Economic Perspectives in response to member demand for more timely national and local economic information.  We hope that our members will benefit from this newsletter, and utilize the analysis in your strategic planning and to recognize and anticipate customer needs.  If you are interested in having Mr. Jones visit your institution, please contact your Calling Officer for more information.

Sincerely,

José R. González
President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.